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                                                                     Exhibit 3.7

                  AMENDMENT TO THE CERTIFICATE OF DESIGNATIONS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,

                        OPTIONAL OR OTHER RIGHTS, AND THE
                   QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS

                                 THEREOF, OF THE
               SERIES A 10% CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                       OF

                       ANCHOR GLASS CONTAINER CORPORATION
                 (IN ACCORDANCE WITH SECTION 242 OF THE DELAWARE
                            GENERAL CORPORATION LAW)

                  Anchor Glass Container Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended, does hereby certify:

                  That a resolution was duly adopted by the Board of Directors of said corporation by unanimous written consent setting forth proposed amendments to the Certificate of Designations, Preferences and Relative, Participating, Optional or Other Rights, and the Qualifications, Limitations or Restrictions, of the Series A 10% Cumulative Convertible Preferred Stock of said corporation, and declaring said amendments to be advisable, which amendments were approved by the written consent of the holder of a majority of the outstanding Series A 10% Cumulative Convertible Preferred Stock of said corporation pursuant to Section 228 of the Delaware General Corporation Law, as amended. The resolutions setting forth such proposed amendments are as follows:

                  RESOLVED, that the first paragraph of Section 6(b) of the Certificate of Designations relating to the Series A 10% Cumulative Convertible Preferred Stock of the Corporation, be amended as follows:

                  (b) Default in Payment of Dividends. Whenever dividends payable on Shares are in arrears and unpaid in an aggregate amount equal to or exceeding the aggregate amount of dividends payable thereon for twelve (12) quarterly dividend payments, the number of directors then constituting the Board of Directors of the Corporation shall thereupon automatically be increased by five (5), and the holders of the Series A 10% Preferred Stock shall have the exclusive and special right, voting separately as a class to elect five (5) directors ("Series A Preferred Stock Directors") to fill such newly created directorships by the vote of the holders of record of a majority of the Shares voting in such election.
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                  FURTHER RESOLVED, that Section 8(c) of the Certificate of
                  Designations relating to the Series A 10% Cumulative Convertible Preferred Stock of the Corporation be amended by deleting the word "and" following clause (iv) and adding the following clauses (vii), (viii) and (ix):

                  (vii) the existence and exercise of Common Stock Purchase Warrants for Five Hundred Twenty-Five Thousand (525,000) shares of Class B Common Stock;

                  (viii) the existence and exercise of Common Stock Purchase Warrants for (A) Eight Hundred Ninety-Two Thousand One Hundred Fifty-Six (892,156) shares of Class C Common Stock and (B) Three Hundred Thirty-Two Thousand Eight Hundred Forty-Four (332,844) shares of Class A Common Stock; and

                  (ix) Seven Hundred Two Thousand Six Hundred Fifteen (702,615) shares of Class B Common Stock issued to Consumers U.S., Inc.

The provisions of the Certificate of Designations, Preferences and Relative, Participating, Optional or Other Rights, and the Qualifications, Limitations or Restrictions thereof, of the Series A 10% Cumulative Convertible Preferred Stock of Anchor Glass Container Corporation, not amended herein, remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Certificate of Designations of Anchor Glass Container Corporation, this 10th day of June, 1998.

                                               /s/ C. Kent May
                                               Name Printed:  C. Kent May
                                               Title:   Senior Vice President


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